Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


We are aware that our report dated April 22, 1997 on our reviews of interim condensed consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries (the Company) for the three-month periods ended March 31, 1997 and 1996, and included in the Company's Form
10-Q for the quarter ended March 31,1997, is incorporated by reference in this Registration Statement on Form S-8. Pursuant to Rule 436(c), under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ COOPERS & LYBRAND
    COOPERS & LYBRAND L.L.P.



St. Paul, Minnesota
July 2, 1997